EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2020 Fourth Quarter and Fiscal Year Results

and Provides Fiscal 2021 Guidance

VENICE, Fla., February 24, 2021 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its fourth quarter and year ended January 2, 2021.

Financial Highlights for 2020 compared to 2019

●	Fourth quarter 2020 net sales increased 27 percent, to $222 million, including $28 million from our NewSouth acquisition
●	Fourth quarter 2020 gross profit increased 40 percent, to $79 million
●	Fourth quarter 2020 net income increased 204 percent, to $10 million
●	Fourth quarter 2020 net income per diluted share increased 183 percent, to $0.17 and Adjusted net income per diluted share increased 80 percent, to $0.18
●	Fourth quarter 2020 adjusted EBITDA increased 37 percent, to $33 million
●	Full year 2020 adjusted EBITDA increased 17 percent, to $150 million

2021 Guidance (includes ECO contribution at 100% for post-acquisition period)

●	Net sales in the range of $1.0 billion to $1.075 billion
●	EBITDA in the range of $175 million to $194 million

“Our fourth quarter sales growth demonstrates the resiliency of demand in the markets we serve, and our ability to respond to that demand, during the unprecedented challenges presented by the COVID-19 pandemic,” said Jeff Jackson, President and Chief Executive Officer. “We achieved this growth while improving adjusted EBITDA margin, reflecting the significant operational improvements implemented during the year. I am proud of our team’s accomplishments while maintaining our focus on protecting the health and safety of our employees and their families, our customers and communities.”

“We recently completed the acquisition of a 75% ownership stake in ECO Enterprises, to accomplish several strategic objectives including providing another reliable source of glass and increased glass manufacturing capacity, diversifying our product lines in the high-growth commercial market, and providing new relationships with additional residential dealers we have not previously served. We believe growth in Florida’s multi-family market will continue, supported by long-term secular trends,” added Jackson.

“NewSouth Window Solutions, acquired in February 2020, achieved year-over-year sales order growth of 18 percent during the quarter, demonstrating the strength of the direct-to-consumer distribution channel. As NewSouth opens additional retail locations both within and outside of Florida, we expect its sales to continue to increase.”

“We reported strong cash flow in 2020, ending the year with a cash balance of $100 million,” said Brad West, Senior Vice President and Interim Chief Financial Officer. “In January, we issued $60 million of 6.75% senior notes due in 2026, at a price of 105.5, which gives us a pro forma trailing-twelve-month net debt-to-adjusted EBITDA ratio of 2.5 times. We anticipate that reducing leverage after acquisitions will remain a capital allocation priority.”

“Today we are announcing full-year guidance for 2021, including net sales in the range of $1.0 billion to $1.075 billion, and adjusted EBITDA in the range of $175 million to $194 million,” concluded West.

	2021 Guidance*
Net sales (in billions)	$1.0	$1.075
% growth	13%	22%
EBITDA (in millions)	$175	$194
% growth	17%	29%
* 2021 guidance includes ECO at 100% contribution for the post-acquisition period.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on February 24, 2021, through approximately 12:30 p.m. on March 3, 2021. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 10152153. Other international replay dial-in numbers can be obtained at:

https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link: https://services.choruscall.com/links/pgti2102249oBenJUO.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website:

http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial®, Eze-Breeze®, NewSouth Window Solutions®, and ECO Window Systems®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “intend,” “positioned,” “assumptions” and similar terminology. These risks and uncertainties include factors such as:

•

the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;

•

unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•

our dependence on our impact-resistant product lines, which increased with our acquisition of a 75% ownership stake in ECO Window Systems and its related companies (collectively, the “ECO Acquisition”), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•

the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems, and our ECO Acquisition;

•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems and NewSouth, and increased further in connection with our ECO Acquisition;
•

increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•

the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems and from our ECO Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our ECO Acquisition;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•

risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
•	product liability and warranty claims brought against us;
•

in addition to our acquisitions of NewSouth and Western Window Systems, and our ECO Acquisition, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•

the other risks and uncertainties discussed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended October 3, 2020, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) resiliency of demand in our markets; (2) our ability to respond to demand during the unprecedented challenges presented by the COVID-19 pandemic; (3) our expectation that completion of a 75% ownership stake in ECO Window Systems will accomplish strategic objectives; (4) our belief that Florida’s multi-family market will continue, supported by long-term secular trends; (5) our belief that demonstrated strength of the direct-to-consumer distribution channel with help grow our sales; (6) the opening of additional NewSouth retail locations both within and outside Florida; (7) NewSouth achieving higher sales at its existing locations; (8) reducing leverage after acquisitions remaining a capital allocation priority; and (9) our guidance for the 2021 fiscal year, including the expected contributions of NewSouth Window Solutions and our ECO Acquisition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of Adjusted net income and Adjusted net income per share, and Adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, and Adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our Adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Brad West, 941-480-1600

Senior Vice President and Interim CFO

BWest@PGTInnovations.com

Media Relations:

Stephanie Cz, 941-480-1600

Corporate Communications Manager

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Jan. 2,	Dec. 28,	Jan. 2,	Dec. 28,
	2021	2019	2021	2019

Net sales	$221,601	$174,826	$882,621	$744,956
Cost of sales	142,803	118,663	561,297	484,588
Gross profit	78,798	56,163	321,324	260,368
Selling, general and administrative expenses	59,538	43,708	224,386	176,312
Impairment of trade name	—	—	8,000	-
Restructuring costs and charges	—	—	4,227	-
Income from operations	19,260	12,455	84,711	84,056
Interest expense, net	6,740	6,495	27,719	26,417
Debt extinguishment costs	—	1,512	—	1,512
Income before income taxes	12,520	4,448	56,992	56,127
Income tax expense	2,533	1,168	11,884	12,439
Net income	$9,987	$3,280	$45,108	$43,688

Basic net income per common share	$0.17	$0.06	$0.77	$0.75

Diluted net income per common share	$0.17	$0.06	$0.76	$0.74

Weighted average common shares outstanding:
Basic	58,973	58,422	58,887	58,346

Diluted	59,516	59,049	59,360	59,150

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	January 2,	December 28,
	2021	2019
ASSETS
Current assets:
Cash and cash equivalents	$100,320	$97,243
Accounts receivable, net	92,844	68,091
Inventories	60,317	43,851
Contract assets, net	28,723	10,547
Prepaid expenses and other current assets	19,468	13,878
Total current assets	301,672	233,610
Property, plant and equipment, net	135,155	128,199
Operating lease right-of-use asset, net	38,567	26,390
Intangible assets, net	256,507	255,962
Goodwill	329,695	277,600
Other assets, net	925	972
Total assets	$1,062,521	$922,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$84,344	$51,394
Current portion of operating lease liability	6,132	4,703
Total current liabilities	90,476	56,097
Long-term debt, less current portion	412,098	368,971
Operating lease liability, less current portion	35,130	24,040
Deferred income taxes, net	28,329	27,945
Other liabilities	11,354	14,132
Total liabilities	577,387	491,185
Total shareholders' equity	485,134	431,548
Total liabilities and shareholders' equity	$1,062,521	$922,733

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Year Ended
	Jan. 2,	Dec. 28,	Jan. 2,		Dec. 28,
	2021	2019	2021		2019
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$9,987	$3,280	$45,108		$43,688
Reconciling items:
Impairment of trade name (2)	-	-	8,000		-
Restructuring costs and charges (3)	-	-	4,227		-
Product line transition costs (4)	-	-	382		1,133
Acquisition-related costs (5)	1,067	1,500	1,989		2,150
Debt extinguishment costs (6)	-	1,512	-		1,512
Other corporate costs (7)	-	219	-		1,928
Pandemic-related costs (8)	-	-	2,356		-
Tax effect of reconciling items	(267)	(784)	(4,240)		(1,681)
Adjusted net income	$10,787	$5,727	$57,822		$48,730
Weighted-average diluted shares	59,516	59,049	59,360		59,150
Adjusted net income per share - diluted	$0.18	$0.10	$0.97		$0.82
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$11,154	$8,919	$42,839		$34,732
Interest expense, net	6,740	6,495	27,719		26,417
Income tax expense	2,533	1,168	11,884		12,439
Reversal of tax effect of reconciling items for
adjusted net income above	267	784	4,240		1,681
Stock-based compensation expense	1,089	676	5,458		3,923
Adjusted EBITDA	$32,570	$23,769	$149,962		$127,922
Adjusted EBITDA as percentage of net sales	14.7%	13.6%	17.0%		17.2%

Net debt-to-Adjusted EBITDA ratio (9)			2.1	x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 24, 2021.

(2) Represents impairment charge in the second quarter of 2020 relating to our Western Window Systems trade name.

(3) Represents restructuring costs and charges relating to our 2020 Florida facilities consolidation, which included closure of our Orlando, Florida manufacturing facility, and relocation of the manufacturing of our Eze-Breeze products to our Tampa, Florida manufacturing facility, and of our WinDoor products to our N. Venice, Florida manufacturing facility, totaling $4.2 million, as classified within the line item on the condensed consolidated statement of operations for the year ended January 2, 2021, described as restructuring costs and charges, including $3.9 million in the second quarter of 2020, and $321 thousand in the third quarter of 2020. Of the $4.2 million in restructuring costs and charges, $1.9 million represents relocations and write-offs of property, plant and equipment, including the impairment of the right-of-use asset of the lease of the Orlando, Florida facility, $1.2 million represents charges relating to inventory we do not expect to use due to product rationalization, which we chose to dispose of, and $1.1 million represents personnel-related costs. All of the personnel-related costs had been paid in cash during our 2020 second quarter.

(4) Represents costs relating to product line transitions, classified within cost of sales for the years ended January 2, 2021, and December 28, 2019.

(5) In 2020, $1.1 million represents costs relating to the acquisition of our 75% investment in ECO, in the fourth quarter of 2020, and $922 thousand relates to the acquisition of NewSouth Window Solutions. In 2019, $1.5 million relates to the acquisition of NewSouth Window Solutions, and $650 thousand relates to the acquisition of Western Window Systems. All acquisition costs are classified within selling, general and administrative expenses for the years ended January 2, 2021, and December 28, 2019.

(6) Represents debt extinguishment costs relating to the Company's third refinancing and third amendment of the 2016 Credit Agreement on October 31, 2019.

(7) Represents executive-level recruiting costs, and other infrequent corporate costs classified within selling, general and administrative expenses, including $219 thousand in severance costs in the fourth quarter of 2019.

(8)  Represents incremental costs incurred relating to the coronavirus pandemic, including cleaning and sanitization costs for the protection of the health of our employees and safety of our facilities, classified within selling, general and administrative expenses for the year ended January 2, 2021.

(9) Calculated using an adjusted EBITDA amount pursuant to the covenants included in our 2016 Credit Agreement due 2022 which includes the EBITDA of our NewSouth acquisition on a proforma trailing twelve-month basis.